Exhibit 5.1

September 26, 2025

Enveric Biosciences, Inc.

245 First Street, Riverview II, 18th Floor

Cambridge, MA 02142

Re:	Registration Statement on Form S-3 Enveric Biosciences, Inc.

Ladies and Gentlemen:

As legal counsel to Enveric Bioscience, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-3, including the prospectus constituting a part thereof (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration for resale under the Registration Statement of an aggregate of 5,019,746 shares (the “Registered Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable upon the exercise of warrants originally issued by the Company in connection with an inducement to exercise certain warrants as follows: (i) 2,449,998 shares of Common Stock issuable upon the exercise of Series C Common Stock Purchase Warrants issued to certain holders in connection with the warrant inducement transaction, (ii) 2,399,998 shares of Common Stock issuable upon the exercise of Series D Common Stock Purchase Warrants issued to certain holders in connection with the warrant inducement transacito, and (ii) 169,750 shares of Common Stock issuable upon the exercise of placement agent warrants issued to designees of the placement agent in connection with the warrant inducement transaction (collectively, the “Warrants”). The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A.	The Amended and Restated Certificate of Incorporation of the Company, as amended;

B.	The Amended and Restated Bylaws of the Company, as amended;

C.	The Warrants;

D.	Resolutions of the Board of Directors of the Company approving, among other things, the issuance of the Registered Shares;

E.	The Registration Statement; and

F.	Such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through F above, it is our opinion that the Registered Shares have been duly authorized and, when issued by the Company upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable.

Greenberg Traurig, LLP | Attorneys at Law 2375 East Camelback Road | Suite 800 | Phoenix, Arizona 85016 | T +1 602.445.8000 | F +1 602.445.8100
www.gtlaw.com

Enveric Biosciences, Inc.
September 26, 2025

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com